China Ming Yang Wind Power Group Limited Fairness Analysis Presented to the Special Committee of Independent Directors February 2, 2016 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us.  Reproduction, publication, or dissemination of any portion hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates. Exhibit (c)-(2)

Duff & Phelps Disclaimer The following pages contain materials that are being provided by Duff & Phelps, LLC (“Duff & Phelps”) to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of China Ming Yang Wind Power Group Limited (“China Ming Yang Wind” or the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis solely for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction, and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps. Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the materials if used by persons other than the Special Committee. These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an opinion, report, appraisal relating to the fairness of the Proposed Transaction. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee. The accompanying material does not, and any Opinion provided by Duff & Phelps will not: (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party. The information utilized in preparing this presentation was obtained from the Company and from public sources. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not independently verify such information. No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction. Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“DPS”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee.

Table of Contents Introduction and Transaction Overview Valuation Analysis Discounted Cash Flow Analysis Selected Public Companies / M&A Transactions Analysis Appendix Assumptions, Qualifications, and Limiting Conditions Summary of Premiums Paid – Supplemental

Introduction and Transaction Overview Section 01

Introduction and Transaction Overview The Engagement Duff & Phelps was retained by the Special Committee and the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such). Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) to the Special Committee as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.001 per share, of the Company (each, a “Share” and collectively, the “Shares”), other than the Excluded Shares (as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing one Share (each, an “ADS” and collectively, “ADSs”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). The Proposed Transaction It is Duff & Phelps’ understanding that the Company, Zhongshan Ruisheng Antai Investment Co., Ltd, a limited liability company incorporated under the laws of the People's Republic of China (“Holdco”), Regal Concord Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and Regal Ally Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated February 1, 2016. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving company, and in connection with such merger, (a) each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US $2.51 in cash per Share without interest (the “Per Share Merger Consideration”), and (b) each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US $2.51 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”). The above is collectively referred to the “Proposed Transaction.” The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. For purposes of the Opinion, “Excluded Shares” shall mean, collectively, (i) any Rollover Securities (as defined in the Merger Agreement), (ii) any Dissenting Shares (as defined in the Merger Agreement), (iii) any Shares owned by any Group Company (as defined in the Merger Agreement), (if any), and (iv) any Shares (including Shares held by Citibank, N.A. in respect of ADSs) reserved (but not yet allocated) by the Company, immediately prior to the Effective Time (as defined in the Merger Agreement), for issuance and allocation upon exercise of any Company Share Awards (as defined in the Merger Agreement).

Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: Reviewed the following documents: The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ended December 31, 2013 and December 31, 2014; and the Company’s unaudited interim financial statements for the nine months ended September 30, 2014 and September 30, 2015 included in the Company’s Form 6-K filed with the SEC; A detailed financial projection model for the fiscal years ending December 31, 2015 through 2019, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”); Other internal documents relating to the past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company; A letter dated January 25, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and Documents related to the Proposed Transaction, including the Merger Agreement, the latest draft of which Duff & Phelps has reviewed is dated February 1, 2016; Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company; Discussed with Company management its plans and intentions with respect to the management and operation of the business; Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Introduction and Transaction Overview Ownership Summary Source: Company filings, Capital IQ, Company Management.

Introduction and Transaction Overview Trading Analysis Source: Capital IQ China Ming Yang Wind Power Group Limited - Trading History January 29, 2015 to January 29, 2016

Introduction and Transaction Overview Proposed Transaction Note: Balance sheet data and LTM as of September 30, 2015. 2016 and 2017 financial information based on the Management Projections. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). Represents bonds payable, bank and other borrowings, and payable for RENergy acquisition, net of the pledged bank deposits for bank loans. Represents the 0.84% of Guangdong Mingyang Wind Power Industry Group Co., Ltd., the Company's primary PRC subsidiary, held by Mingyang Electrical, a company incorporated under the laws of the PRC and controlled by the Company’s Chairman and CEO. Estimated value of wind farm business, based on Management Projections. Reflects a 5.0% withholding tax discount. Excludes projected revenue and EBITDA related to the Company’s wind farm project.

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per ADS values or otherwise noted)

		Low		High	Offer price
Enterprise Value					
Discounted Cash Flow Analysis		¥2,117,000	-	¥2,673,000	
Selected Public Companies Analysis / M&A Transactions Analysis		¥2,443,000	-	¥2,981,000	
Enterprise Value Range		**¥2,280,000**	**-**	**¥2,827,000**	
Plus: Proceeds from Exercise of Options		¥44,619	-	¥44,619	
Plus: Cash		846,502	-	846,502	
Plus: Value of Wind Farm Business (1)		59,700	-	147,700	
Plus: Investments in JVs, Associates and Other Investments (2)		1,026,886	-	1,026,886	
Less: Net Working Capital Deficit		(966,000)	-	(966,000)	
Less: Debt (3)		(782,900)	-	(782,900)	
Less: Noncontrolling Interest (4)		(19,021)	-	(24,355)	
Equity Value Range		**¥2,489,786**	**-**	**¥3,119,452**	
Fully Diluted ADSs Issued and Outstanding		165,793,250	-	165,793,250	
Value Per ADS (RMB)		¥15.02	-	¥18.82	
RMB to USD FX rate (as of 2/1/2016)		6.58	-	6.58	
Value Per ADS (USD)		**$2.28**	**-**	**$2.86**	**$2.51**
Implied Valuation Multiples					
EV / LTM EBITDA	¥403,303	5.7x	-	7.0x	6.2x
EV / 2016 Adjusted EBITDA (5)	¥660,618	3.5x	-	4.3x	3.8x
EV / 2017 EBITDA	¥750,548	3.0x	-	3.8x	3.3x
EV / LTM Revenue	¥6,632,805	0.34x	-	0.43x	0.37x
EV / 2016 Adjusted Revenue (5)	¥7,758,597	0.29x	-	0.36x	0.32x
EV / 2017 Revenue	¥8,290,762	0.28x	-	0.34x	0.30x

Note: Balance sheet data and LTM as of September 30, 2015. 2016 and 2017 financial information based on the Management Projections. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Estimated value of wind farm business, based on Management Projections.

(2) Reflects a 5.0% withholding tax discount.

(3) Represents bonds payable, bank and other borrowings, and payable for RENergy acquisition, net of the pledged bank deposits for bank loans.

(4) Represents the 0.84% of Guangdong Mingyang Wind Power Industry Group Co., Ltd., the Company's primary PRC subsidiary, held by Mingyang Electrical, a company incorporated under the laws of the PRC and controlled by the Company's Chairman and CEO.

(5) Excludes projected revenue and EBITDA related to the Company's wind farm project.

CONFIDENTIAL 10 DUFF & PHELPS

Introduction and Transaction Overview ADS Valuation Range

Valuation Analysis Section 02

Valuation Analysis Financial Performance

Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2015 through 2019 (excluding public company expenses, as provided by the Company management and non-recurring income (expenses)) as well as discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis. Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula. Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 14.00% to 16.00%, derived from the Capital Asset Pricing Model. The following is a summary of the Management Projections utilized in the discounted cash flow analysis: The Company’s net revenue increases at a compound annual growth rate (“CAGR”) of 11.9% over the five-year period ending 2019. EBITDA increases at a CAGR of 21.8% over the five-year period ending 2019. The Company’s EBITDA margin averages 8.6% over the five-year period ending 2019. Capital expenditures average 1.6% of revenue over the five-year period ending 2019. Purchase of intangible assets and capitalized R&D expenses average 2.7% of revenue over the five-year period ending 2019.

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis Summary

(RMB in thousands, except per ADS values or otherwise noted)

	LTM	2015P	2016P	2017P	2018P	2019P	3-Yr CAGR	5-Yr CAGR
Net Revenue	¥6,632,805	¥6,932,075	¥9,011,697	¥8,290,762	¥9,119,838	¥10,305,417	**12.2%**	**11.9%**
Growth	*50.1%*	*18.0%*	*30.0%*	*(8.0%)*	*10.0%*	*13.0%*		
EBITDA	403,303	449,526	776,830	750,548	839,264	976,703		
EBITDA Margin	*6.1%*	*6.5%*	*8.6%*	*9.1%*	*9.2%*	*9.5%*		
Growth	*184.1%*	*23.6%*	*72.8%*	*(3.4%)*	*11.8%*	*16.4%*	**27.3%**	**21.8%**

	Q4 2015	2016P	2017P	2018P	2019P
Earnings Before Interest and Taxes	¥96,592	¥628,463	¥576,935	¥637,960	¥745,028
Pro Forma Taxes @ 15.0%	(14,489)	(94,269)	(86,540)	(95,694)	(111,754)
Net Operating Profit After Tax	82,103	534,194	490,395	542,266	633,274
Depreciation	29,531	113,393	127,002	142,240	159,304
Amortization	10,790	34,974	46,611	59,064	72,371
Capital Expenditures	(24,156)	(215,000)	(90,000)	(90,000)	(100,000)
Purchase of Int. Assets / Cap. R&D Exp.	(26,654)	(160,000)	(180,000)	(190,000)	(200,000)
(Increase) / Decrease in Working Capital (1)	(141,737)	(482,343)	(250,119)	(153,080)	(297,950)
Free Cash Flow (2)	¥-70,123	¥-174,782	¥143,888	¥310,490	¥266,999

Enterprise Value Range		**Low**	**High**
Terminal Growth Rate		4.25%	4.25%
Weighted Average Cost of Capital		16.00%	14.00%
Enterprise Value Range		**¥2,117,000**	**¥2,673,000**
Implied Per ADS Value Range (USD)		**$2.13**	**$2.72**
Implied Valuation Multiples			
EV / LTM EBITDA	¥403,303	5.2x	6.6x
EV / 2016 Adjusted EBITDA (3)	¥660,618	3.2x	4.0x
EV / 2017 EBITDA	¥750,548	2.8x	3.6x
EV / LTM Revenue	¥6,632,805	0.32x	0.40x
EV / 2016 Adjusted Revenue (3)	¥7,758,597	0.27x	0.34x
EV / 2017 Revenue	¥8,290,762	0.26x	0.32x

(1) Working Capital Change in 2015 reflects normalized levels.
(2) Prior to application of a 5.0% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.
(3) Excludes projected revenue and EBITDA related to the Company's wind farm project.

Note: Balance sheet data and LTM as of September 30, 2015. 2015 through 2019 financial information based on the Management Projections. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). The exchange rate of USD 1 = RMB 6.5777 is used.

CONFIDENTIAL

15

DUFF & PHELPS

Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis Duff & Phelps selected nine publicly traded companies that were deemed relevant to its analysis. Duff & Phelps analyzed financial performance each of the selected public companies. Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to LTM and projected Revenue, EBITDA, and EBIT. Selected M&A Transactions Analysis Duff & Phelps selected M&A transactions involving target companies that it determined to be relevant to its analysis. Duff & Phelps computed the LTM EBITDA for each of the target companies (where publicly disclosed). Duff & Phelps then calculated the implied enterprise value for each transaction to the target’s respective LTM Revenue and LTM EBITDA. Due to certain characteristics of the transactions and the target companies in the Selected M&A Transactions Analysis, including size, business comparability, and lack of recent relevant transactions, Duff & Phelps did not select valuation multiples for the Target based on the Selected M&A Transactions Analysis. Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant. Rather than applying the mean or median multiple from the selected public companies analysis, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics that we deemed relevant. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION			REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN				
Company Name	HQ	Exchange	3-YR CAGR	LTM	2015	2016	2017	3-YR CAGR	LTM	2015	2016	2017	3-YR AVG	LTM	2015	2016	2017
China Wind Turbines & Components																	
Xinjiang GoldWind Science & Technology Co., Ltd.	China	SZSE & SEHK	11.3%	62.1%	37.2%	9.5%	13.2%	60.5%	99.1%	69.9%	23.0%	18.3%	7.2%	14.6%	17.1%	19.2%	20.1%
China High Speed Transmission Equip. Group Co., Ltd.	Hong Kong	SEHK	4.6	14.1	4.9	5.1	NA	4.0	28.0	1.8	4.1	NA	16.8	21.6	23.2	23.0	NA
Dongfang Electric Corporation Limited	China	SHSE & SEHK	-3.1	-9.7	2.0	11.0	0.2	-21.8	-59.6	22.7	20.8	7.9	7.8	2.7	5.6	6.1	6.6
Concord New Energy Group Limited	Hong Kong	SEHK	55.4	71.6	26.7	10.9	23.5	36.5	44.5	70.3	48.0	46.5	13.0	13.6	18.1	24.2	28.7
Group Median			7.9%	38.1%	15.8%	10.2%	13.2%	20.2%	36.3%	46.3%	21.9%	18.3%	10.4%	14.1%	17.6%	21.1%	20.1%
Global Wind Turbines & Components																	
Vestas Wind Systems A/S	Denmark	CPSE	5.8%	15.6%	19.7%	3.9%	0.9%	64.6%	0.2%	57.2%	7.9%	0.3%	6.9%	11.1%	14.2%	14.7%	14.6%
Gamesa Corporación Tecnológica S.A.	Spain	CATS	-1.8	29.7	22.7	10.2	7.4	0.1	37.8	91.5	10.5	9.9	4.5	9.9	13.7	13.7	14.1
Suzlon Energy Limited	India	BSE	-1.5	-48.0	-42.1	-7.8	35.9	-29.9	58.6	-17.2	107.0	48.5	0.3	12.4	6.5	14.5	15.9
Nordex SE	Germany	XTRA	23.7	37.0	50.6	6.0	7.9	NM	39.4	68.9	16.2	12.5	3.7	5.8	8.7	9.5	9.9
Taewoong Co. Ltd.	South Korea	KOSDAQ	-5.0	-13.0	2.6	3.7	NA	-11.4	-66.7	2.4	6.0	NA	5.2	1.9	5.3	5.4	NA
Group Median			-1.5%	15.6%	19.7%	3.9%	7.6%	-5.6%	37.8%	57.2%	10.5%	11.2%	4.5%	9.9%	8.7%	13.7%	14.3%
Aggregate Mean			9.9%	17.7%	13.8%	5.8%	12.7%	12.8%	20.1%	40.8%	27.0%	20.5%	7.3%	10.4%	12.5%	14.5%	15.7%
Aggregate Median			4.6%	15.6%	19.7%	6.0%	7.9%	2.0%	37.8%	57.2%	16.2%	12.5%	6.9%	11.1%	13.7%	14.5%	14.6%
Ming Yang (Management Projections)[(1)] - External Manufacturing Business Only			2.1%	50.1%	18.0%	11.9%	6.9%	-14.1%	184.1%	23.6%	47.0%	13.6%	1.6%	6.1%	6.5%	8.5%	9.1%

(1) The Company's financial performance metrics presented are adjusted to exclude public company costs, non-recurring income (expenses) and projected performance related to the Company's wind farm business.

LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings, Company management

CONFIDENTIAL 17 DUFF & PHELPS

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			ENTERPRISE VALUE AS MULTIPLE OF								
Company Name	HQ	Exchange	Stock Price on 1/29/16	% of 52-Wk High	Enterprise Value	LTM EBITDA	2016 EBITDA	2017 EBITDA	LTM EBIT	2016 EBIT	2017 EBIT	LTM Revenue	2016 Revenue	2017 Revenue
China Wind Turbines & Components														
Xinjiang GoldWind Science & Technology Co., Ltd.	China	SZSE	$2.44	81.3%	$7,346	12.9x	9.4x	8.0x	14.6x	11.8x	9.7x	1.88x	1.82x	1.60x
Xinjiang GoldWind Science & Technology Co., Ltd.	China	SEHK	1.29	51.1	4,216	7.4	5.4	4.6	8.4	6.8	5.6	1.08	1.04	0.92
China High Speed Transmission Equip. Group Co., Ltd.	Hong Kong	SEHK	0.76	73.0	2,094	7.1	5.7	5.5	10.6	8.2	7.7	1.54	1.33	1.27
Dongfang Electric Corporation Limited	China	SHSE	1.61	32.6	1,597	10.7	5.0	4.1	NM	11.3	7.7	0.29	0.28	0.25
Dongfang Electric Corporation Limited	China	SEHK	0.80	31.1	-281	NM	NM	NM	NM	NM	NM	NM	NM	NM
Concord New Energy Group Limited	Hong Kong	SEHK	0.04	47.2	331	4.2	2.1	1.5	5.2	3.1	2.2	0.57	0.52	0.42
Group Median				49.1%	$1,846	7.4x	5.4x	4.6x	9.5x	8.2x	7.7x	1.08x	1.04x	0.92x
Global Wind Turbines & Components														
Vestas Wind Systems A/S	Denmark	CPSE	$64.95	92.6%	$12,041	12.8x	8.8x	8.8x	15.7x	12.3x	12.0x	1.42x	1.29x	1.28x
Gamesa Corporación Tecnológica S.A.	Spain	CATS	18.51	100.0	4,853	13.4	8.5	7.7	16.6	13.4	12.2	1.32	1.17	1.09
Suzlon Energy Limited	India	BSE	0.30	68.8	1,313	6.4	5.4	3.6	10.1	6.5	4.2	0.80	0.78	0.57
Nordex SE	Germany	XTRA	32.16	89.3	2,104	14.9	6.3	5.4	17.0	9.0	7.8	0.86	0.54	0.51
Taewoong Co. Ltd.	South Korea	KOSDAQ	11.29	67.7	135	22.6	7.4	7.0	NM	15.0	13.0	0.44	0.39	0.38
Group Median				89.3%	$2,104	13.4x	7.4x	7.0x	16.2x	12.3x	12.0x	0.86x	0.78x	0.57x
Aggregate Mean				66.8%	$3,250	11.2x	6.4x	5.6x	12.3x	9.7x	8.2x	1.02x	0.92x	0.83x
Aggregate Median				68.8%	$2,094	11.8x	6.0x	5.5x	12.6x	10.1x	7.8x	0.97x	0.91x	0.75x

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Cash Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL 18 DUFF & PHELPS

Valuation Analysis Selected M&A Transactions Analysis Source: Capital IQ, company filings, press releases

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Summary

Selected Public Companies Analysis Summary

(RMB in thousands, except per ADS values or otherwise noted)

Enterprise Valuation Multiples								Valuation Summary			
Metric	Public Company Range			Public Company Median	Selected Multiple Range			Company Adjusted EBITDA	Enterprise Value Range		
EV / LTM EBITDA	4.2x	-	22.6x	11.8x	**6.00x**	**-**	**7.00x**	¥403,303	¥2,419,816	-	¥2,823,118
EV / 2016 Adjusted EBITDA (1)	2.1x	-	9.4x	6.0x	**3.50x**	**-**	**4.50x**	¥660,618	¥2,312,162	-	¥2,972,780
Value Range Excl. Wind Farm Related Cash Flows									**¥2,366,000**	**-**	**¥2,898,000**
Plus: PV of Cash Flows Related to Wind Farm Project									¥77,000	-	¥83,000
Enterprise Value Range									**¥2,443,000**	**-**	**¥2,981,000**
Implied Per ADS Value Range(USD)									**$2.43**		**$3.00**

Implied Valuation Multiples

EV / LTM EBITDA	¥403,303	6.1x	-	7.4x
EV / 2016 Adjusted EBITDA (1)	¥660,618	3.7x	-	4.5x
EV / 2017 EBITDA	¥750,548	3.3x	-	4.0x
EV / LTM EBIT	¥291,964	8.4x	-	10.2x
EV / 2016 Adjusted EBIT (1)	¥532,882	4.6x	-	5.6x
EV / 2017 EBIT	¥576,935	4.2x	-	5.2x
EV / LTM Revenue	¥6,632,805	0.37x	-	0.45x
EV / 2016 Adjusted Revenue (1)	¥7,758,597	0.31x	-	0.38x
EV / 2017 Revenue	¥8,290,762	0.29x	-	0.36x

Note: Balance sheet data and LTM as of September 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). The exchange rate of USD 1 = RMB 6.5777 is used.
(1) Excludes projected performance related to the Company's wind farm project.

CONFIDENTIAL
20
DUFF & PHELPS

Assumptions, Qualifications, and Limiting Conditions Appendix 01

Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered. Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Special Committee’s consent and without independent verification: Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information); Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such estimates, evaluations, forecasts and projections in performing its analysis and expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions; Assumed that (i) the Management Projections are the Company’s most current financial projections available and are considered by the management of the Company to be its best estimates of the Company’s future financial performance and financial results, subject to the uncertainty, assumptions and approximation inherent in any projections, (ii) the assumptions supporting the Management Projections are both reasonable and achievable as of the date hereof and have been reviewed and approved by management of the Company, and (iii) Company management does not know of any facts that have occurred since the date the Management Projections were prepared that would lead them to believe that the Management Projections, taken as a whole, are misleading or inaccurate in any material respect; Assumed that information, data, opinions and other materials relating to the Company and the Proposed Transaction (the “Information”) provided to Duff & Phelps and representations made by the management of the Company, either orally or in writing, are substantially accurate, did not and do not contain any untrue statement of material fact in respect of the Company and the Proposed Transaction, and did not and do not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the Information not misleading in light of the circumstances under which the Information was provided. Items are considered material, regardless of size, if they involve an omission or misstatement of financial, accounting or other information that would reasonably be expected to change or influence the conclusions of a reasonable person relying thereon; Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party; Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed; Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps; Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in a timely manner in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all respects with all applicable laws; Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction; and Assumed any adjustments to the Merger Consideration pursuant to the Merger Agreement will not be material to our analyses or the Opinion. To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions.

Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: Duff & Phelps has prepared the Opinion effective as of the date thereof. The Opinion is necessarily based upon upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the Opinion after the date thereof. Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard. In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, the Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares) and ADSs (other than ADSs representing the Excluded Shares).

Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ prior written consent. The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, DPS, the Company, and the Special Committee dated November 25, 2015 (the “Engagement Letter”). The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Summary of Premiums Paid Appendix 02

Summary of Premiums Paid Note: Excludes negative premiums. Source: Capital IQ Premiums Paid - Going Private Transactions Transactions announced, closed, or effective from January 2012 to January 2016 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Mean 403 36.2 37.0 41.1 71.4 Overall Median 23.5 25.9 27.8 78.8 Chinese Companies Mean 85 37.2 37.1 42.7 66.0 Chinese Companies Median 23.4 27.1 29.2 68.4 US-Listed Chinese Companies Mean 75 37.4 37.0 42.7 65.7 US-Listed Chinese Companies Median 23.4 27.1 29.2 68.1 China Ming Yang Wind Power Group Limited 13.1 9.1 22.4 58.1 Premiums Paid - Electrical Equipment Change of Control Transactions Transactions announced, closed, or effective from January 2012 to January 2016 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Industry Mean 28 31.4 24.4 21.2 48.6 Overall Industry Median 27.8 19.6 16.8 62.0 Chinese Companies Mean 8 28.6 24.7 21.0 68.3 Chinese Companies Median 28.6 24.7 21.0 68.0 China Ming Yang Wind Power Group Limited 13.1 9.1 22.4 58.1